Consent of Independent Accountants

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated April 1, 1999 relating to the financial statements, which appears in Microvision, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1998. We also consent to the reference to us under the heading "Experts" in such Registration Statement.


/s/

PricewaterhouseCoopers LLP
Seattle, Washington
May 25, 1999